Exhibit 2.1

Agreement and Plan of Merger of the Company into Dataram Corporation Nevada

This Agreement and Plan of Merger (the “Plan”) is effective as of January 6, 2016, by and between Dataram Corporation, a New Jersey corporation (“Dataram New Jersey”), and Dataram Corporation, a Nevada corporation and a wholly owned subsidiary of Dataram New Jersey (“Dataram Nevada”).

WHEREAS, Dataram New Jersey is a corporation duly organized and existing under the laws of the State of New Jersey;

WHEREAS, Dataram Nevada is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, as of the date hereof, Dataram New Jersey has authority to issue 59,000,000 shares of capital stock, consisting of 54,000,000 shares of common stock, $1.00 par value per share (“New Jersey Common Stock”), of which 4,119,154 shares are issued and outstanding and 5,000,000 shares of preferred stock par value $0.01 per share (“New Jersey Preferred Stock”), consisting of 1,300,000 shares that are designated as Series A Preferred Stock (“New Jersey Series A Preferred Stock”), of which 523,300 shares are issued and outstanding, and 3,700,000 shares are undesignated;

WHEREAS, as of the date hereof, Dataram Nevada has authority to issue 59,000,000 shares of capital stock, consisting of 54,000,000 shares of common stock, $0.001 par value per share (“Nevada Common Stock”), of which ten shares are issued and outstanding and 5,000,000 shares of preferred stock par value $0.001 per share (“Nevada Preferred Stock”), consisting of 1,300,000 shares that are designated as Series A Preferred Stock (“Nevada Series A Preferred Stock”), of which no shares are issued and outstanding, and 3,700,000 shares are undesignated, of which no shares are issued and outstanding;

WHEREAS, on the date hereof, the 10 shares of Nevada Common Stock that are issued and outstanding are owned by Dataram New Jersey;

WHEREAS, the respective boards of directors of Dataram Nevada and Dataram New Jersey have determined that, for the purpose of effecting the reincorporation of Dataram New Jersey in the State of Nevada, it is advisable and in the best interests of such corporations and their respective shareholders that Dataram New Jersey merge with and into Dataram Nevada upon the terms and conditions herein provided;

WHEREAS, the respective boards of directors of Dataram Nevada and Dataram New Jersey have approved this Plan; and

WHEREAS, the respective stockholders of Dataram Nevada and Dataram New Jersey have approved this Plan.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Dataram New Jersey and Dataram Nevada hereby agree to merge as follows:

1. Merger. Subject to the terms and conditions hereinafter set forth, Dataram New Jersey shall be merged with and into Dataram Nevada, with Dataram Nevada to be the surviving corporation in the merger (the “Merger”). The Merger shall be effective on the later of the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Plan and Section 14A:10-4.1 of the New Jersey Business Combination Act (the “NJBCA”) is filed with the Secretary of State of New Jersey or articles of merger are filed with the Secretary of the State of Nevada as required by Section 92A.200 of the Nevada Revised Statutes (the “NRS”).

2. Principal Office of Dataram Nevada. The address of the principal office of Dataram Nevada is 777 Alexander Rd. #100, Princeton, NJ 08540.

3. Corporate Documents. The Articles of Incorporation of Dataram Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of Dataram Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of Dataram Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of Dataram Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

4. Directors and Officers. The directors and officers of Dataram New Jersey at the Effective Time shall be and become directors and officers, holding the same titles and positions, of Dataram Nevada at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of Dataram Nevada.

5. Succession. At the Effective Time, Dataram Nevada shall succeed to Dataram New Jersey in the manner of and as more fully set forth in Section 14A:10-6 of the NJBCA and in Section 92A.250 of the NRS.

6. Further Assurances. From time to time, as and when required by Dataram Nevada or by its successors and assigns, there shall be executed and delivered on behalf of Dataram New Jersey such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in Dataram Nevada the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of Dataram New Jersey, and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of Dataram Nevada are fully authorized in the name and on behalf of Dataram New Jersey or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

7. Common Stock and Preferred Stock of Dataram New Jersey. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of New Jersey Common Stock and each share of New Jersey Series A Preferred Stock outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and nonassessable share of Nevada Common Stock and one fully paid and nonassessable share of Nevada Series A Preferred Stock, respectively.

8. Stock Certificates. At and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of New Jersey Common Stock or New Jersey Series A Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Nevada Common Stock and Nevada Series A Preferred Stock, respectively, into which the shares of the New Jersey Common Stock and Nevada Series A Preferred Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Dataram New Jersey or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Dataram Nevada or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of New Jersey Common Stock or New Jersey Series A Preferred Stock evidenced by such outstanding certificates as above provided.

9. Options; Warrants. Each option, warrant or other right to purchase shares of New Jersey Common Stock, which are outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase one share of Nevada Common Stock at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase New Jersey Common Stock.

10. Common Stock of Dataram Nevada. At the Effective Time, the previously outstanding ten shares of Nevada Common Stock registered in the name of Dataram New Jersey shall, by reason of the Merger, be reacquired by Dataram Nevada, shall be retired and shall resume the status of authorized and unissued shares of Nevada Common Stock, and no shares of Nevada Common Stock or other securities of Dataram Nevada shall be issued in respect thereof.

11. Amendment. The respective Boards of Directors of Dataram New Jersey and Dataram Nevada may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole stockholder of Dataram Nevada or the shareholders of Dataram New Jersey shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the New Jersey Common Stock, (ii) alter or change any term of the Articles of Incorporation of Dataram Nevada, as the surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of New Jersey Common Stock.

12. Abandonment. At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the respective Board of Directors of either Dataram New Jersey or Dataram Nevada or both, notwithstanding approval of this Plan by the sole stockholder of Dataram Nevada or the shareholders of Dataram New Jersey, or both.

13. Rights and Duties of Dataram Nevada. At the Effective Time and for all purposes the separate existence of Dataram New Jersey shall cease and shall be merged with and into Dataram Nevada, which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of Dataram New Jersey; and all property (real, personal and mixed), all debts due on whatever account, all choices in action, and all and every other interest of or belonging to or due to Dataram New Jersey shall continue and be taken and deemed to be transferred to and vested in Dataram Nevada without further act or deed; and the title to any real estate, or any interest therein, vested in Dataram New Jersey shall not revert or be in any way impaired by reason of such Merger; and Dataram Nevada shall thenceforth be responsible and liable for all the liabilities and obligations of Dataram New Jersey; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against Dataram New Jersey may be prosecuted as if the Merger had not taken place, or Dataram Nevada may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of Dataram New Jersey shall be impaired by the Merger. If at any time Dataram Nevada shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of Dataram New Jersey in Dataram Nevada according to the terms hereof, the officers and directors of Dataram Nevada are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in Dataram Nevada, and otherwise to carry out the purposes of this Plan.

14. Consent to Service of Process. Dataram Nevada hereby agrees that it may be served with process in the State of New Jersey in any proceeding for enforcement of any obligation of Dataram New Jersey, as well as for enforcement of any obligation of Dataram Nevada arising from the Merger. Dataram Nevada hereby irrevocably appoints the Secretary of State of the State of New Jersey and the successors of such officer its attorney-in-fact in the State of New Jersey upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against Dataram Nevada any obligation of Dataram New Jersey. In the event of such service upon the Secretary of State of the State of New Jersey or the successors of such officer, such service shall be mailed to Dataram Nevada at Route 571, P.O. Box 7258, Princeton, New Jersey 08543 or delivered personally or by overnight mail to the principal executive officers of Dataram Nevada located at 777 Alexander Rd. #100, Princeton, NJ 08540.

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IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the respective Boards of Directors of Dataram New Jersey and Dataram Nevada, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

DATARAM CORPORATION	DATARAM CORPORATION
a New Jersey corporation	a Nevada corporation

By: /s/ David A. Moylan	By: /s/ David A. Moylan
David A. Moylan	David A. Moylan
Chairman and Chief Executive Officer	Chairman and Chief Executive Officer